EXHIBIT 10.10

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made as of June 21, 2010 between ARC NYRR 61st Street LLC, a Delaware limited liability company ("Owner") and CB Richard Ellis, Inc., a Delaware corporation ("Manager") with reference to the following facts:

A.
Owner is the owner of, or is contemplating the acquisition of, the land and improvements commonly known as  the Interior Design Building, and located at 306 East 61st Street, New York, New York (the “Property”).

B.
Manager represents that it is in the business of managing properties similar to the Property and possesses the skills and experience necessary for the efficient, professional management of the Property.

C.	Owner desires to engage the services of Manager in connection with managing the Property and Manager desires to provide such services to Owner.

Now, therefore, in consideration of the following promises, obligations and agreements, Owner and Manager agree as follows:

ARTICLE I - BASIC TERMS

1.1
Effective Date:  Manager's appointment under Article II shall become effective as of the date hereof (the "Effective Date"), except that if this Agreement is executed by Owner in anticipation of acquiring the Property, the Effective Date shall be the date of such acquisition (“Acquisition Date”) and Owner shall be under no obligation to Manager unless Owner acquires the Property.

1.2
Term:  The term of this Agreement shall commence on the Effective Date and shall continue for a period of Twelve (12) months, and thereafter the term shall be automatically renewed for additional periods of twelve months each, subject at all times to the rights of termination set forth in Section 11.1.

1.3
Limit on Amount Authorized For Non-Emergency Purchase and Repairs and Contact Amount Requiring Owner Approval.  The limit on the amount Manager may incur for non-emergency purchases or repairs under Section 4.4 is $5,000.  Owner’s prior written approval is required under Section 4.5(b) of any contract for more than $5,000.

1.4
Bank and Bank Account:  Owner and/or Owner’s lender shall designate a bank (the “Bank”) in which the rents and other revenues from the Property shall be deposited pursuant to Section 4.10 (the “Lockbox Account”).  Funds in the Lockbox Account shall be swept into the Owner’s operating account on a weekly basis (or more or less frequently as determined by Owner and subject to the requirements of Owner’s lender) (the “Owner’s Operating Account”).  Owner shall periodically transfer funds from the Owner’s Operating Account into a client trust account maintained by the Manager and named as follows:  “ARC NYRR E61ST Building Operating Account” (the “Bank Account”).  The Bank Account will also be used to pay all approved and authorized expenses for the Property, as set forth herein.  Manager is authorized as “Agent for Owner” to draw on the Bank Account in accordance with the provisions of this Agreement, provided, however, Owner shall have the right to revoke such authorization at any time during the Term of this Agreement.

MANAGEMENT AGREEMENT

1.5
Address of Owner.  Unless changed by written notice to Manager, the address of Owner for notices under Section 12.2 shall be:  c/o American Realty Capital II, LLC, attention William M. Kahane, 405 Park Avenue, 15th Floor, New York, NY 10022.

1.6	Address of Manager. Unless changed by written notice to Owner, the address of Manager for notices under Section 12.2 shall be:

CB Richard Ellis, Inc.
200 Park Avenue
17th Floor
New York, NY 10166

Attention: Senior Vice President Legal

1.7
Management Fee.  Subject to Article X, the management fee payable to Manager for its services under this Agreement shall be an amount per month equal to $38,600 per year ($3,216.67 per month).  The management fee shall be due and payable in the month in which it is earned.  In the event, this Agreement is for a term of more than one (1) year, or is extended for an additional year(s), the management fee will be increased by three (3%) percent for each year.  In the event, this Agreement is extended on a month-to-month basis, the management fee will be increased three (3%) percent for each successive twelve (12) month period.

ARTICLE II - APPOINTMENT

2.1
Owner hereby appoints Manager as the manager for the Property as of the Effective Date, and for the term stated in Section 1.2. Owner hereby authorizes Manager to exercise such powers and to take such actions with respect to the Property as may be necessary for the performance of Manager's obligations under this Agreement.  Manager hereby accepts such appointment on the terms and conditions hereinafter set forth.

ARTICLE III - LEASING

3.1	Intentionally Deleted.

3.2	Intentionally Deleted.

3.3	Intentionally Deleted.

ARTICLE IV - DUTIES OF MANAGER

4.1
General Duties.  Manager, on behalf of Owner, shall use diligent efforts to manage and operate the Property consistent with the Approved Budget (as defined herein) and shall comply with Owner's instructions as set forth herein or as may from time to time be provided in writing by Owner to Manager.  Manager shall perform its services in a professional and diligent manner and shall manage, operate, repair, maintain and service the Property consistent with industry standards in the locale where the Property is located.  In connection therewith, Manager shall conduct the ordinary and usual business affairs of Owner relating to the Property as provided in this Agreement and shall implement, or cause to be implemented, the Owner’s decisions.  In particular, Manager shall have the duties and obligations set forth hereafter in this Article IV.

MANAGEMENT AGREEMENT

4.2
Utility and Service Contracts.  Manager shall negotiate contracts on behalf of Owner for gas, electricity, water, telephone, trash collection, sewer, elevator service, landscaping, janitorial service, security service and such other services as are, or will be, furnished to the Property for terms of not greater than one year, unless otherwise approved by Owner.  All such service contracts shall be entered into by Manager for the account of and in the name of Owner and shall be terminable on 30 days notice or less, unless otherwise approved by Owner.  The funds necessary to pay for such services shall be paid from the Bank Account.

4.3
Employment of Personnel.  All persons employed in connection with the operation and maintenance of the Property shall either be employees of Manager or such vendors, consultants or independent contractors (including any designated subsidiary or affiliate of Manager) as may be retained by Manager and shall not be employees of Owner.  Subject to reimbursement pursuant to Section 9.1, Manager shall select, employ, pay, supervise, direct and discharge all employees necessary for the operation and maintenance of the Property, and shall use reasonable care in the selection and supervision of such employees.  Manager shall be responsible for complying with all laws, regulations and collective bargaining agreements affecting such employment, subject to limitations imposed by Owner.  Owner also agrees to become a member of the Realty Advisory Board on Labor Relations (“RAB”) within thirty (30) days from the date of this Agreement and remain a member for the term of this agreement for the purpose of having the RAB represent Owner in any collective bargaining contract negotiations or labor disputes with union employees at the Property.  Manager is and will continue throughout the term of this Agreement to be an Equal Opportunity Employer.

4.4	Maintenance and Repairs.

(a)
Subject to the Budget or Owner constraints, Manager shall perform or cause to be performed under contract or agreement with contractors, subcontractors or consultants, entered into in the name and on behalf of Owner, all ordinary maintenance, repairs, alterations, replacements and installations, do all decorating and landscaping, and purchase all supplies necessary for (i) the proper operation of the Property, (ii) the fulfillment of Owner's obligations under any lease of space in the Property, (iii) the fulfillment of Owner’s obligations under any mortgage encumbering the Property, provided Owner gives Manager written notice of such mortgage obligations, and  (iv) compliance with covenants, conditions and restrictions affecting the Property, provided Owner gives Manager written notice of such covenants, conditions and restrictions, and further provided Manager shall not make any purchase or order any work costing more than the limit on the amount authorized for non-emergency purchases and repairs set forth in Section 1.3 without Owner's prior written approval, except in circumstances reasonably deemed by Manager to be an emergency requiring immediate action for the protection of the Property or tenants or other persons or to avoid the suspension of necessary services.  Manager shall promptly notify Owner of the necessity for, the nature of, and the cost of such emergency repairs or compliance.  Manager shall submit to Owner and maintain a list of all contractors and subcontractors that perform any work, repairs, alterations, replacements or services on the Property under Manager's direction.  All repairs, alterations and replacements shall be of at least equal quality and workmanship to the original work, subject to the requirements of the Approved Budget and Owner’s authorization.

MANAGEMENT AGREEMENT

(b)
Subject to the Budget or Owner constraints, Manager shall obtain all necessary receipts, releases, waivers, discharges and assurances necessary to keep the Property free of any mechanics', laborers', materials suppliers' or vendors' liens in connection with work, materials or supplies for which Manager contracts.  All such documentation shall be in such form as specified and required by Owner.

4.5           Contracts with Third Parties.

(a)
Manager shall monitor all independent contractors, consultants, suppliers and entities retained in Owner’s name by Manager for the operation, repair, maintenance and servicing of the Property or for any other activity within the scope of this Agreement.  All of such contractors and the contracts of their engagement shall be subject to Owner's specification and prior written approval.  Manager shall require that any contractor performing work on the Property maintain insurance satisfactory to Owner, as specified in Article 7.1. (e), including, but not limited to, Workers' Compensation Insurance (and, when required by law, compulsory Non-Occupational Disability Insurance) and insurance against liability for injury to persons and property arising out of all such contractor's presence upon the Property, operations and completed operations naming Manager, Owner and Owner's Representative (if applicable) as additional insureds.  Manager shall obtain certificates of insurance for all such insurance before the work begins. Manager shall furnish copies of the certificates to Owner.

(b)
Manager shall not execute, or otherwise enter into or bind Owner with respect to any contract or agreement for equipment, supplies, services or any other item where the aggregate amount of such contract is in excess of Five Thousand Dollars ($5,000) without obtaining competitive written bids.  Manager shall not engage Owner in any contract or agreement for more than the amount specified in Section 1.3 without Owner’s prior written approval.  All contracts, agreements or other arrangements made pursuant to this Agreement shall be in the name of Owner and, unless otherwise approved by Owner, shall be terminable on 30 days' notice or less.

4.6
Purchase of Supplies and Materials.  Manager shall, in behalf of Owner, purchase all equipment, tools, appliances, materials and supplies reasonably necessary or desirable for the maintenance and operation of the Property.  All such purchases shall be subject to the prior review and written approval of Owner if such purchases are not included in the current Approved Budget.  Contracts for all such purchases, which are included in the Approved Budget or are otherwise approved by Owner, shall be on purchase forms approved by Owner and shall be in the name of the Owner.  Such purchases shall be used solely in connection with the operation and maintenance of the Property.  In connection with the performance of its duties pursuant to this Section 4.6, Manager shall use its best efforts to qualify for any cash and trade discounts, refunds, or credits and which, if they are in the form of cash, shall be deposited in the Bank Account.  If Owner is entitled to discounts from contractors and suppliers under any national or regional agreements, Manager shall avail itself of such national or regional agreements whenever possible.  Notwithstanding the foregoing, Manager shall be entitled to retain any transaction fees received from, and/or the benefit of any equity interest held in, such suppliers provided that such fees or equity interests do not result in any increased cost to Owner for such supplies or materials.

MANAGEMENT AGREEMENT

4.7
Contracts with Affiliated Entities.  Manager may, upon prior written notice to Owner, purchase materials, tools or supplies or contract for repair, construction or any other service for the Property pursuant to Sections 4.2, 4.3, 4.4 or 4.6 with a party in which Manager (or any subsidiary, affiliate or related entity) holds a beneficial interest provided that the pricing for such materials or services does not exceed the cost of such materials or services commonly charged in the area where the Property is located.

4.8	Complaints and Notices.

(a)
Manager shall promptly handle complaints and requests from tenants, concessionaires and licensees and notify Owner of any major complaint made by a tenant, concessionaire or licensee.  Manager shall notify Owner promptly of: (i) any notice received by Manager or known to Manager of violation of any governmental requirements (and make recommendations regarding compliance therewith); (ii) any notice received by Manager or known to Manager of violation of covenants, conditions and restrictions affecting the Property or noncompliance with loan documents affecting the Property, if any; (iii) any fire, accident or other casualty or damage to the Property;  (iv) any condemnation proceedings, rezoning or other governmental order, lawsuit or threat thereof involving the Property known to Manager; (v) any violations relative to the leasing, use, repair and maintenance of the Property under governmental laws, rules, regulations, ordinances or like provisions known to Manager;  (vi) defaults under any leases or other agreements affecting the Property; or (vii) any violation of any insurance requirement.  Manager shall promptly deliver to Owner copies of any documentation in its possession relating to such matters.  Manager shall keep Owner reasonably informed of the status of the particular matter through the final resolution thereof.  In the event Manager becomes aware of any fire or other damage to the Property or violation or alleged violation of laws respecting Hazardous Materials, Manager shall immediately give telephonic notice thereof to Owner.  Manager shall complete all necessary and customary loss reports in connection with any fire or other damage to the Property.  Manager shall retain in the records it maintains for the Property copies of all supporting documentation with reference to such notices.

(b)
Manager shall promptly notify Owner and any insurance agent Owner may designate of any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to the Property.  Manager shall promptly forward to Owner with copies to any insurance agent Owner may designate any summons, subpoena or other legal document served upon Manager relating to the actual or alleged potential liability of Owner, of Manager or of the Property.

(c)
Should any claim, demand, suit or other legal proceeding be made or instituted by any third party against Owner which arises out of any matters relating to the Property, this Agreement or Manager's performance hereunder, Manager shall give Owner all pertinent information, and reasonable assistance subject to Section 6.2(g) below, in the defense or other disposition thereof.

4.9
Tenant Insurance Certificates.  Manager shall use its best efforts to obtain from all tenants certificates of insurance and renewals thereof required to be furnished by the terms of their leases.  Manager shall forward copies of the certificates to Owner for all renewals.  Manager shall establish systems and procedures to enforce lease requirements with regard to insurance certificates.

MANAGEMENT AGREEMENT

4.10	Enforcement of Leases and Deposit of Revenue.

(a)
Manager shall use reasonable and diligent efforts to enforce the terms of all leases, concessions and licenses and to receive and collect all rents, including percentage rents, and all other revenues payable to Owner from the Property as the same become due and payable.  Manager shall deposit the rents and other revenues promptly into the Lockbox Account (the Lockbox Account shall be controlled by Owner).  Without in any way limiting the foregoing if Manager receives any gross revenue from the Property, then (i) such amounts shall not be commingled with any other funds or property of Manager, and (ii) Manager shall deposit such amounts in the Lockbox Account within one (1) Business Day of receipt.

(b)	Funds deposited into the Lockbox Account shall be applied and disbursed in accordance with this Agreement.

(c)
The Lockbox Account shall be used exclusively for such funds.  Owner may supply Manager with written instructions to notify promptly third parties of such deposits, to enable transfer of Owner's monies to other bank accounts.  A Bank Account shall be opened by Owner and shall name as signatories employees of Manager approved in writing by Owner and such other persons as Owner may designate in writing.  All withdrawals from the Bank Account shall require one signatures. Manager shall obtain Owner’s approval, via Manager’s on-line document tracking and approval system, for any expenditures by Manager in excess of $25,000.  At Owner's option, and cost, the Bank Account may be comprised of two accounts, a checking account in which the funds on deposit shall be kept to the minimum practicable to pay day-to-day expenses and a money market account or other interest bearing account. Manager shall receive and collect all tenant security deposits payable to Owner by tenants of the Property and deposit the same promptly in the Bank Account.  To the extent tenants are entitled to interest on such security deposits or a refund of such deposits upon vacating the Property, Manager shall pay such interest or refund such deposits from the Bank Account to the tenants entitled thereto.  In the event state law requires that tenant security deposits be held in a separate account, such separate account shall be established by Owner.  Checks drawn to refund security deposits to tenants shall be drawn only upon the signatures of authorized employees of the Manager and Owner.  Manager shall cooperate with Owner to satisfy such conditions as Owner may place on the release of a security deposit from the Bank Account.  Manager shall maintain detailed records of all security deposits and allow Owner and its designee’s access to such records.

(d)
Manager shall, at Owner’s request and expense, engage counsel and cause legal proceedings to be instituted as may be necessary to enforce payment of rent and compliance with provisions of tenant leases, to dispossess tenants, or to enforce the terms of vendor or subcontractor contracts.  Manager shall use Owner’s choice of legal counsel to assist as deemed necessary by Owner in lease and/or contract preparation and negotiation, to provide legal advice in connection with management issues at the Property, and to institute legal proceedings.  All compromises, settlements, or legal proceedings shall be subject to the prior approval of Owner.  Attorneys’ fees and costs incurred in any of the foregoing shall be expenses of the Property, and ultimately an obligation of Owner.  Owner and Manager shall agree upon a reasonable projection for attorney's fees and costs in the Approved Budget.

MANAGEMENT AGREEMENT

4.11	Special Billings.

(a)
For purposes of this Agreement, the term “Special Billing” is defined as any periodic billing requirement or change in a billing rate charged to a tenant under such tenant’s lease as a result of the Property’s operating expenses, a tenant’s volume of business, or a CPI or other index, including, but not limited to, such items as commonly are described as expense pass throughs, recoveries, escalations, CAM or CPI adjustments, and percentage sales or rent.  Within ninety (90) days after the commencement of this Agreement, subject to receiving the necessary information from Owner, Manager shall deliver a statement to Owner describing all of the information, data and documents received from Owner or the prior property manager, which Manager has used to establish a basis for calculation of Special Billings for each tenant at the Property. Owner shall certify in writing that such information is accurate and complete or provide written corrections or additions within thirty (30) days after delivery of the statement to Owner; Owner’s failure to notify Manager in writing of any corrections or additions within such thirty (30) day period shall be deemed certification by Owner of the accuracy and completeness of such information.  During the term of this Agreement, Manager shall be responsible for sending Special Billings to each tenant in accordance with the terms of such tenant’s lease.

(b)
Manager may rely upon, and shall not be responsible for the completeness and accuracy of, any information, data and documents received from the Owner or the prior property manager, or generated prior to the commencement of this Agreement, in connection with the performance of its duties and obligations hereunder including, but not limited to, the preparation and calculation of Special Billings.  Manager shall not be responsible for Special Billings, which either are due, or are based upon expense activity, for (i) periods ending prior to the commencement of Manager’s management of the Property, or (ii) periods ending subsequent to the termination of Manager’s management of the Property under this Agreement.  Owner agrees to defend, indemnify and hold Manager harmless from and against any and all claims, liabilities, demands, damages, losses, attorneys’ fees, costs or expenses of any nature arising out of, based upon, or related to such information, data and documents received from Owner or the prior manager, or generated prior to the commencement of this Agreement.

MANAGEMENT AGREEMENT

4.12.
Compliance with Laws.  Subject to the other provisions of this Agreement, at Owner’s expense, Manager shall use reasonable efforts to cause the Property to comply with federal, state and municipal laws, all known ordinances, regulations and orders relative to the leasing, use, operation, repair and maintenance of the Property and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar body.  Manager shall use reasonable efforts to remedy the violation of any such law, ordinance, rule, regulation or order of which it has actual knowledge and which violation occurs after the date hereof, at Owner’s expense.  Expenses incurred in so complying and in correcting any such violation shall be included in the Approved budget or otherwise approved in advance by Owner.  At Owner’s expense, and if requested in writing by Owner, Manager shall use reasonable efforts to comply with all terms and conditions contained in any ground lease, mortgage, deed of trust or other security instruments affecting the Property of which Manager has actual knowledge, and for remedying any breach thereof.  Notwithstanding the foregoing, however, Manager’s responsibilities under this Section shall not extend to matters as to which the expenditure of Owner’s funds is required but disapproved by Owner or such funds are not made available by Owner.

4.13	Property Review, Tax Review and Other Programs.

(a)
Manager shall cooperate with appraisers and consultants retained by Owner to evaluate the Property or to appeal assessed values as part of Owner's tax review program, but Manager shall not be responsible for such undertakings.  Manager, upon request from Owner, shall promptly furnish Owner with copies of all assessment notices and receipted tax bills.

(b)
Manager shall comply with Owner's energy conservation and Hazardous Materials policies and submit energy consumption and Hazardous Materials reports for the Property in accordance with Owner's program for energy and Hazardous Materials audits and reviews.

4.14	Licenses and Authorizations.

(a)
Manager shall obtain and keep in full force and effect all licenses, permits, consents and authorizations as may be necessary for the maintenance, operation, management, repair, servicing or occupancy of the Property.  All of such licenses, permits, consents and authorizations shall be in the name of Owner, if required in writing by Owner.

(b)
Manager shall obtain and keep in full force and effect all real estate and business licenses and governmental authorizations, at Owner’s expense, (including qualifications to do business) as may be necessary for the proper performance by Manager of its duties and obligations under this Agreement.  All such licenses and authorizations shall be in the name of Manager.

4.15	Other Duties. Subject to Budget and Owner constraints, Manager shall, at Owner's expense, perform all other services, which are necessary and appropriate to manage, operate and maintain the Property.

4.16
Confidentiality.  Manager shall hold in confidence and not use or disclose to others any confidential or proprietary information of Owner which is disclosed to Manager, including but not limited to any data, information, plans, programs, processes, costs, or operations of Owner, provided, however, that Manager’s obligations hereunder shall not apply if such information (a) is available to the general public or known within the real estate industry, or (b) is required to be disclosed pursuant to law, court order or subpoena.

MANAGEMENT AGREEMENT

4.17
Environmental Risk Management.  Owner acknowledges and understands that Manager is not qualified to evaluate the presence or absence of hazardous or toxic substances, mold, waste, materials, electromagnetic field, radon, or radioactive materials upon, within, above, or beneath the Property; compliance with environmental, hazardous or solid materials or waste laws, rules and regulations; or the clean-up or remediation of hazardous materials spills or contamination.  Accordingly, notwithstanding the provisions of Section 4.12 above, Manager’s obligations to Owner with respect to the presence of hazardous or toxic substances, mold, waste (including solid waste) gas, liquid or materials; electromagnetic field and radon; lead; asbestos; or radioactive materials upon, within, above, or beneath the Property (hereinafter collectively “Hazardous Materials”), and/or with the compliance and enforcement of federal, state, and local laws, rules, regulations, directives, ordinances, and requirements relating to Hazardous Materials (hereinafter collectively “Hazardous Materials Laws”) shall be subject to, conditioned upon, and limited by the following:

(a)
To the extent desired by Owner, Owner shall, at Owner’s sole discretion and expense, obtain from an independent environmental consultant retained by Owner, and acceptable to Manager, an environmental assessment report on the Property, and shall have such assessment report periodically updated by such environmental consultant based upon the consultant’s inspections of the Property, including tenant spaces and tenants’ proposed and actual uses of such spaces.  The environmental assessment report and all updates thereto shall be delivered to the Owner and the Manager, and shall include evaluations by the consultant as to whether the Property or any tenant’s space is in violation of any Hazardous Materials Laws or whether the Property or any tenant’s space is one in which a specific disclosure regarding Hazardous Materials must be made.

(b)
In no event will the Manager make an independent determination as to the presence or absence of Hazardous Materials, or whether the Property or any particular tenant space is in violation or compliance with any Hazardous Materials Laws.  The Manager’s sole responsibility shall be to act, at the direction of the Owner’s environmental consultant, if any, and the Owner, to (i) undertake, on the Owner’s behalf and at the Owner’s expense, necessary actions for the Owner to comply with Hazardous Materials Laws in accordance with the environmental recommendations contained in the environmental assessment report, and/or (ii) seek, on the Owner’s behalf and at the Owner’s expense, to enforce a tenant’s compliance with any Hazardous Materials Laws in accordance with the environmental consultant’s recommendations contained in the environmental assessment report.

(c)
After any action on behalf of the Owner has been taken by the Manager in accordance with the recommendations contained in any environmental assessment report, if any, and the directions of the Owner’s environmental consultant and the Owner, the Owner’s environmental consultant shall re-inspect to ensure that there has been full compliance with all Hazardous Materials Laws.  The Manager shall not, and shall have no obligation to, determine whether or not the Owner, any tenants, the Property, or any portion thereof is in compliance with Hazardous Materials Laws.

MANAGEMENT AGREEMENT

(d)
The Manager shall have absolutely no responsibility or obligation with respect to the abatement, clean-up or remediation of any spill of or contamination from any Hazardous Materials upon, beneath, or within all, or any portion, of the Property, and the entire responsibility for such clean-up, abatement, or remediation shall lie with the Owner and the Owner’s environmental consultant.  The Owner agrees that, with respect to any abatement, clean-up or remedial action, the Owner shall employ a qualified and licensed environmental clean-up company to undertake such clean-up and remediation, and the Owner’s environmental consultant shall oversee the entire abatement, clean-up and remediation process and the obtaining of any required governmental approvals.  If the clean-up or remediation is the responsibility of any tenant of the Property and/or the Owner’s environmental consultant, the Manager shall, on the Owner’s behalf, require the tenant to utilize qualified and licensed environmental clean-up companies and that the clean-up and remediation is conducted to the Owner’s satisfaction and in accordance with all Hazardous Materials Laws, governmental laws and approvals of which Manager is aware.

In connection with the foregoing, Owner hereby agrees to and shall indemnify, protect, defend, save, and hold harmless the Manager, its affiliates and each of their respective officers, directors, representatives, agents, principals, insurers and employees from any claim, cause of action, liability, loss, demand, damages (including damages associated with any environmental law), fine, penalty, injury, cost, or expense (including attorney’s fees and expenses) arising out of or relating in any way to (i) the actions, or failure to act, by the Manager in following Owner’s and the Owner’s environmental consultant’s directions; (ii) the Owner’s failure or refusal to employ an environmental consultant with respect to the Property (and in such event, Manager shall have absolutely no responsibility or liability for enforcing compliance with Hazardous Materials Laws at the Property, and Owner specifically releases Manager therefrom); (iii) the failure of Owner to authorize and fully fund expenses for the fulfillment of the recommendations contained in any environmental assessment reports  and any updates; (iv) the acts, omissions, or negligence of the Owner, Owner’s environmental consultant, or the failure of such environmental consultant, to fulfill its obligations with respect to the Property; (v) any violation, or alleged violation, of all, or any portion, of the Property with any Hazardous Materials Laws and/or Manager’s efforts to enforce the Property’s compliance with such laws; and (vi) any attempt by any person, group, entity, or governmental agency to designate Manager as “operator” or “regulated facility” under the Resource Conservation and Recovery Act (RCRA), or a Potentially Responsible Party (PRP) under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), or otherwise liable as a party under any other environmental law, or as a party in any claim for contribution, cost recovery  or indemnity against Manager, or its insurer arising out of the foregoing.

(e)	The indemnities in Section 4.17(d) shall be immediately vested and shall survive the expiration or termination of this Agreement.

4.18
Asbestos and Similar Compliance Matters.  If the Property are subject to the Occupational Safety and Health Administration’s regulations relating to asbestos, or to any state law or regulation relating to asbestos, or to any state law or regulation relating to carcinogenic or toxic chemicals.  Manager shall, at Owner’s expense, comply with such laws and regulations as they relate to the Property.

4.19
Force Majeure; Cure Rights.  The obligations of Owner and of Manager under this Agreement  (except the obligation of Owner to provide funds to Manager for the timely payment of fees and expenses of Manager and expenses of the Property to be paid by Manager on behalf of Owner pursuant to this Agreement) shall be excused for that period of time that Owner or Manager, as applicable, cannot fulfill such obligations by reason of delays beyond its control, including without limitation acts of God, inclement weather, war, insurrection, terrorists acts, labor strikes, inability to obtain necessary materials or supplies, inability to obtain necessary permits, licenses or approvals, or any other event commonly included within the definition of force majeure.

MANAGEMENT AGREEMENT

ARTICLE V - BUDGETS, REPORTS, AND OTHER FINANCIAL MATTERS

5.1
Budgets and Business Plans.  Manager shall prepare and submit to Owner a proposed operating and capital budget (the "Budget") for the operation, repair and maintenance of the Property annually and prior to the Acquisition Date.  Thereafter, on or before the date specified each year by Owner (but not later than November 1st), Manager shall prepare and submit to Owner an updated Budget for the remainder of the current calendar year and a preliminary Budget for the next calendar year followed by a final Budget for the next calendar year, incorporating any changes requested by Owner.  Such Budgets shall: (i) be prepared on an accrual basis, as directed by Owner, and (ii) show a month by month projection of income, expenses, capital expenditures, reserves, and other non-recurring items.  Owner shall notify Manager within thirty (30) days after Owner’s receipt of the proposed Budget as to whether Owner approves or disapproves the proposed Budget; if Owner fails to notify Manager within thirty (30) days, then Manager shall notify Owner in writing that Manager will operate off the prior year’s Budget unless Owner approves or disapproves the proposed Budget within five (5) business days of Manager’s delivery of such second notice.  If Owner fails to notify Manager within such five (5) business days, the prior year’s Budget will be deemed approved by Owner (an expressly approved or “deemed approved” Budget is referred to herein as the “Approved Budget”).  Manager shall implement the Approved Budget and use its best efforts to ensure that the actual cost of operating the Property shall not exceed the Approved Budget.  The Approved Budget shall constitute an authorization for Manager to expend necessary monies to manage and operate the Property in accordance with the Approved Budget and subject to the provisions of this Agreement until a subsequent Budget is approved; the approval of non-recurring costs and capital improvements in the Approved Budget shall constitute an authorization for Manager to collect bids for the expenditure and present a final recommendation to Owner for expenditure of monies to implement such items called for in the Approved Budget.  The Budget shall be subject to the reasonable requirements of Owner’s lender(s) holding a lien on the Property.

5.2	Reports. (We need to see the reports and attach a list)

(a)
Manager shall, during the term of this Agreement, deliver monthly reports to Owner relating to the management and operation of the Property for the preceding calendar month, not later than five (5) business days after the end of the preceding month.  Manager will utilize an accounting software application provided to Manager at Owner’s expense as directed by Owner.

(b)	Manager’s accounting records and reports will be provided in Owner’s standard report format as it may be revised from time to time.

5.3
Remittance of Funds to Owner.  No later than the 15th day of each calendar month Manager shall remit to Owner all funds collected as part of Manager's obligations hereunder in excess of (i) anticipated expenditures for the calendar month that Manager is authorized to make pursuant to the Approved Budget, (ii) any reserves approved by Owner and (iii) the Management Fee payable pursuant to Section 9.1.  Owner shall have the right to require the transfer to Owner at any time of funds in the Bank Account considered by Owner to be in excess of an amount reasonably required by Manager for disbursement and compensation purposes in connection with the operation and management of the Property.

MANAGEMENT AGREEMENT

5.4
Records.  Manager agrees to keep separate records, either paper or electronic, with respect to the management and operation of the Property, and to retain those records for periods specified by Owner.  The accounting method shall be on an accrual basis, unless Owner directs Manager to use a different basis.  Such books, records and accounts shall include, without limitation, vouchers, statements, receipted bills and invoices, employment records, documents, notices, agreements, contracts, correspondence, leases, permits, licenses, authorizations, all collections and disbursements related to the Property, the deposits to the Bank Account and other business and affairs of the Property within the responsibility of Manager pursuant to this Agreement.  Owner shall have the right, during the term of this Agreement, to inspect such records and audit the reports required by Section 5.2 during normal business hours without advance notice.  All such records, data, information and documents shall at all times be the property of Owner and shall be delivered to Owner without demand upon termination of this Agreement upon Manager’s receipt of a waiver and release of liability signed by Owner.

5.5
Duty of Care.  Manager shall exercise such control over accounting and financial transactions as is reasonably required to protect Owner's assets from loss or diminution due to error, negligence, recklessness, willful misconduct, fraud or criminal acts on the part of Manager or its agents, contractors, subcontractors, associates or employees.

5.6	Accounting Services. Without limiting the generality of the foregoing provisions of this Article V, Manager shall provide the standard accounting services described in Exhibit “B” attached.

5.7.	Transaction Fee: Owner shall pay an additional transactional accounting fee of $1,500 in both the first and last months of the term of this Agreement to cover supplemental accounting services.

ARTICLE VI - RESPONSIBILITIES OF OWNER

6.1
Documents Provided by Owner.  In order for Manager to set-up and establish operations, Owner shall provide to Manager such information, documents and certificates regarding the Property as Manager shall reasonably request and as Owner has in its possession, including, but not limited to, the following to the extent available and not already in Manager’s possession:

(a)	A current and complete rent roll.

(b)	An operating budget and capital budget for the past and current calendar year.

(c)	Income cash flow report and variances from the budgets for the prior and current calendar year.

(d)	A current list of brokers actively engaged in leasing the Property.

(e)	Copies of lease documents and correspondence related thereto for all leases currently in force.

(f)	All leases currently in dispute or litigation.

MANAGEMENT AGREEMENT

(g)
All files on any litigation and/or disputes regarding any and all matters, including, but not limited to: equipment, furnishings, real property, easements, taxes, third party contracts, employer-employee relations, and the like.

(h)	Legal descriptions of the Property and any improvements.

(i)	Mortgagees’ names and addresses, lien holders, loan payment information and the like.

(j)	Site plans and specifications.

(k)	An inventory of Owner’s personal property at the Property, including all tools, equipment and supplies.

(l)	A list of all vendors.

(m)	All pertinent books and records relating to the management, operation and leasing of the Property.

(n)	All third party contracts in force.

(o)	All insurance policies on the Property and schedules of Owner’s current and past insurance policies.

(p)	All tenant and vendor insurance certificates.

(q)	Procedures for reporting claims and evaluating safety and loss prevention conditions.

(r)	A list of the historical common area maintenance charges and operating expenses for the Property.

The above and any and all books and records are and shall remain the property of Owner but shall be made available to Manager for its use and knowledge in assuming the duties and responsibilities of Manager under this Agreement.

6.2	Owner’s Obligations. Throughout the term of this Agreement, Owner agrees to perform the following:

(a)	To pay Manager for its services in the amounts and in the manner and at the times described in Article X.

(b)	To promptly reimburse Manager, upon written demand, to the full extent of all funds advanced by Manager for Owner’s account in carrying out the terms and conditions of this Agreement.

(c)	To reimburse Manager for the cost for part-time manager (at a rate of $35,000 per year; $2,916.67 per month).

(d)	To communicate with Manager through Manager’s assigned manager for the Property at the property management level.

MANAGEMENT AGREEMENT

(e)	To maintain adequate funds in the Bank Account to fund all expenditures to be made by Manager pursuant to the terms of this Agreement.

(f)
To pay Manager for Manager’s time, excluding the time of Manager’s on-site personnel whose costs are reimbursed under this Agreement, expended in connection with any casualty, injury, lawsuit, claim, emergency service, hearing, or any other proceeding relating to the Property at a reasonable hourly rate. Furthermore, Owner shall pay Manager (excluding with respect to services of this type performed by Manager’s on-site staff) the above hourly fee in connection with any oversight services for insurance administration or any special audit, accounting, reporting, or consulting services, including coordinating or assisting in any sale, due diligence, or exchange process relating to the Property, or any other special services relating to the Property which Owner requests Manager to perform.

(g)	To disclose promptly to Manager, upon Manager’s request, the property and liability loss history of the Property as set forth in the records of the Owner and Owner’s insurance carriers.

(h)
To disclose promptly to Manager, in writing, any unresolved past or present claims, conditions, or occurrences which may become future claims, conditions, or occurrences which would not be covered by insurance policies maintained by Owner, including those policies required to be maintained by Owner under this Agreement.

(i)
To promptly inform Manager in writing of the existence on the Property of any structural defect which causes or threatens to cause a nuisance upon the Property or adjacent properties or poses or threatens to pose any hazard to the health or safety of any persons on or about the Property.  Owner further agrees to correct or otherwise repair, at Owner’s sole expense, any such structural defect within a reasonable time after informing Manager or being informed of the existence of any such defect.

(j)	To promptly inform Manager in writing of the existence on the Property of any Hazardous Material, the presence of which either:

(i)	requires investigation or remediation under any federal, state, or local laws, rules, codes, statutes, regulations, orders, notices, determinations, ordinances, or other requirements; or

(ii)	causes or threatens to cause a nuisance upon the Property or adjacent properties or poses or threatens to pose any hazard to the health and safety of any persons on or about the Property.

(k)
To promptly take, at Owner’s sole expense, all measures, including without limitation, the commission of inspections, tests, studies, and remediation activities to insure that the Property complies with all federal, state, or local laws, rules, codes, statutes, regulations, orders, notices, determinations, ordinances, or any other requirements relating to any such Hazardous Materials.  Furthermore, Owner, at Owner’s sole expense, shall obtain and maintain and require all contractors and consultants to obtain and maintain liability insurance in an amount sufficient to adequately insure against any identified or suspected environmental hazard at the Property or any other hazards relating to any such inspections, test, studies, and remediation activities.  All such liability policies shall name Manager as an additional insured.  Manager shall be entitled to receive certified copies of all such policies upon request.

MANAGEMENT AGREEMENT

(l)
To promptly comply with and abide by, at Owner’s sole expense, all laws, rules, codes, statutes, regulations, orders, notices, determinations, ordinances, and any other requirements of any federal, state, municipal or other governmental authority, now in force or which may hereafter be in force, relating to the Property.

(m)	To not make any payments, whether for commissions, bonuses or other reasons, directly to employees.

ARTICLE VII - INSURANCE

7.1	Insurance Covering the Property and Its Management.

(a)
It is the intention of the parties hereunder to secure the broadest and most cost-effective insurance available to cover, defend and protect the Owner and Manager in the operation, improvement and enhancement of the Property.  This has traditionally and customarily been accomplished by insuring both principal parties under the same Owner’s liability policies.  Thus, Owner shall, at its sole expense, maintain in full force and effect during the term of this Agreement (i) “all risk” direct damage property insurance on replacement cost terms for the full value of the structure and improvements, including builder’s risk insurance and demolition, debris removal and increased cost coverage where applicable, to cover physical loss or damage to the Property from fire and extended coverage perils, including but not limited to vandalism and malicious mischief; and (ii) comprehensive or commercial general liability insurance, on an occurrence (not claims – made) form, in an amount not less than $35,000,000 if in Manhattan each occurrence with respect to the Property and covering third-party personal injury, property damage, and bodily injury (including death). All primary and excess policies providing the coverage of items (i) and (ii), above, shall waive all the insurer’s right of subrogation against the Manager, its employees, insurers, shareholders and authorized agents.  All primary and excess policies providing the coverage of item (ii) above shall include Manager as insured by definition. Owner shall furnish Manager original certificates of insurance, or if requested, duplicate copies of policies evidencing that such insurance is in force as of the date of this Agreement or such date as services are performed by Manager, whichever is earlier.  All such insurance shall be placed with insurers authorized to do business in the state where the property is located, having a rating of A-VIII or better as reported by Best’s Property & Casualty Reports Key Rating Guide for the most current reporting period.  Such insurance shall in all respects be the primary insurance for claims arising at or on the Property and any policy of Manager shall be excess and non-contributing in all respects.  To the extent Owner’s property or liability policies contain deductibles or self-insured retentions (SIR), same shall be the sole responsibility of Owner for all claims arising at the property and Owner will cover Manager as if the policies were written as first-dollar insurance.  To the extent that Owner or the Property has insurance covering any actual or potential environmental liability at the property, Owner shall undertake to have Manager added as an additional insured to such policy(ies).  All policies will provide Manager with an unconditional right of 30 days’ prior written notice of the insurer’s decision to cancel 10 days’ notice, if cancellation is for non-payment of premium).  All insurance obtained by Owner or Manager shall be subject to the reasonable requirements of Owner’s lender(s) holding a lien on the Property.

MANAGEMENT AGREEMENT

(b)
If it appears that Owner’s interests are better served by Manager’s procurement of the insurance, and if requested in writing by Owner, Manager shall procure such property and liability insurance for Owner, at Owner’s sole expense, subject to Owner’s express approval thereof, with both Owner and Manager covered as insureds under the insurance procured by Manager.

(c)
Manager shall use reasonable efforts at all times to comply with all warranties, terms, and conditions of Owner’s insurance.  Manager shall notify Owner and Independent Insurance Advisors, Inc., c/o Trisha Brown, 44 W. Lancaster Avenue, Suite 210, Ardmore, PA  19003, email:  tbrown@iiapa.com, facsimile:  610-645-0857 ( Owner’s designated Insurance advisor) within forty-eight (48) hours after the Manager receives actual notice of any loss, damage, or injury, which in Manager’s opinion may result in a claim under such insurance and shall not take any action which knowingly might prejudice Owner in its defense to any claim based on such loss, damage, or injury.

(d)	During the term of this Agreement, Manager shall maintain the following insurance for its business operations:

INSURANCE	LIMITS

Workers’ Compensation And Employers’ Liability	Coverage A:
Limits required by statute in the state where the property is located and where any operations relating to this agreement are performed.

Coverage B: $500,000 Bodily Injury by Accident (Each Accident) $500,000 Bodily Injury by Disease (Policy Limit) $500,000 Bodily Injury by Disease (Each Employee)

Commercial General Liability Insurance*	$1,000,000 per occurrence/ $2,000,000 aggregate

Automobile (Single Limit Bodily Injury and Property Damage)	$1,000,000 Any Auto/Accident (hired/owned and non-owned)

Professional Liability Insurance	$1,000,000 each loss and annually in the aggregate (claims made form).

Fidelity /Crime	The total sum of two (2) months’ gross income from the Property

MANAGEMENT AGREEMENT

* If Manager is requested by Owner to procure Commercial General Liability Insurance for Owner as noted in 7.1 (b), above, Manager shall cause that policy to be endorsed to be primary and non-contributing with any other insurance maintained by Manager in connection with this schedule of “Manager’s Insurance.”

Upon written request, Manager shall furnish Owner, at the time of execution of this Agreement, certificates of insurance evidencing the insurance coverage required under this Section (d). Such certificates shall be issued by the insurer(s) or its authorized agent(s) and shall provide that Owner will be given thirty (30) days prior written notice of cancellation in Manager’s coverage by underwriters or 10 days’ notice if cancelled for non-payment of premium.  All such policies of Manager, except for workers’ compensation for Manager’s employees directly involved with the operation of the Property (as listed in Exhibit A) shall be at Manager’s sole cost.  Manager may maintain such coverage through the use of “blanket coverage.” In cases where Owner and Manager maintain insurance policies that duplicate coverage for the Property, then Owner’s policies shall provide in all respects primary coverage, without regard to any “other insurance” clauses, and Manager’s insurance shall be excess and noncontributing insurance. The addition of Owner as an additional insured under any of Manager’s insurance policies shall not obligate Manager to provide Owner a defense or indemnity for claims not covered under any such policy or covered under a policy required to be maintained by Owner.

(e)
Contractors’ and Subcontractors’ Insurance.  Manager shall require that each contractor and subcontractor hired to perform work at the Property maintain liability insurance against risk of bodily injury, personal injury, and damage to property of others, and direct damage insurance covering physical damage to personal property belonging or leased or rented to it with terms and in amounts sufficient to pay all incurred liabilities and claim expenses and to replace such personal property in the event of loss, at such contractor’s and subcontractor’s sole cost and expense.  It is understood and agreed by Owner and Manager that, during periods and under circumstances of limited availability and/or competition in the insurance industry, (sometimes known as a “hard insurance market”) some of the desirable terms will not be available to otherwise acceptable vendors and contractors.  It is Manager’s practice to require these terms within the contracts, subcontracts, work orders and purchase orders, and not to alter the terms of such documents, but to grant de facto waivers when the terms cannot be obtained.  Manager’s objective is to retain the requirements for these coverage extensions within the contract in order to trigger their benefit when such terms again become available.  Manager will continue this practice for the benefit of Owner, provided Owner agrees that it will not hold Manager liable for any shortfall in the coverage terms of such contractors, subcontractors or vendors.  With that understanding, Manager shall require from contractors, subcontractors and vendors the following insurance, in the following minimum amounts:

MANAGEMENT AGREEMENT

INSURANCE	MINIMUM LIMITS

Workers’ Compensation	As required by law in the state where property is located and where any operations relating to the contract are located, with waiver of subrogation against Owner and Manager.

Employer’s Liability	$1,000,000 each accident and as to aggregate limits.

Commercial General Liability*	$1,000,000 per occurrence/$2,000,000 aggregate

Comprehensive Auto Liability*	$1,000,000 (any auto/owned/non-owned/hired)

*These coverages shall be primary as to Owner and Manager and will cover Owner and Manager as insureds for any allegation, claim, loss, damage, demand, or judgment, or other causes of action arising out of their presence or out of the contractors’ or subcontractor’s presence upon or out of operations or operations or work done at the Property by the contractor or subcontractor for or on behalf of Owner and Manager.  Owner and Manager shall be named as additional insureds on such all general liability policies both for operations and, to the extent available in the insurance market, for completed operations of the named insured for as long as Owner or Manager may be exposed to loss arising out of such operations.  The policies shall be written on an “occurrence” and not “claims-made” form basis. If contractor’s work involves hazardous materials or environmental abatement work, contractor will be required to provide evidence of Contractor’s Pollution Liability, with Owner and Manager as additional insureds.  If the contractor’s work involves professional design or engineering, special evidence of design professional liability (also known as E&O) coverage will also be required.

Owner or Manager may require additional coverage if the work to be performed is, in their judgment, sufficiently large or hazardous and may waive certain limits or requirements on a case-by-case basis for incidental or personal service contracts or jobs. Before any work can begin, each contractor or subcontractor will submit Certificates of Insurance and endorsements in form and substance satisfactory to Owner or Manager as evidence of the coverages required.  Each liability policy certificate will provide for (i) cross-liability or severability of interests, covering the named insured for any claim brought against it by any of the Additional Insureds; (ii)  waiver of subrogation as against Owner and Manager and waiver of any right of contribution from their respective insurers; and (iii) if Contractor’s insurance is provided by means of a so-called “blanket policy,” the aggregate must apply per project, or per location.  Each certificate will bear an endorsement requiring thirty (30) days’ prior written notice of cancellation, material alteration, or non-renewal.  All such policies shall be issued by insurers with a Best’s rating of A-VIII or higher as reported in the most recent Property & Casualty Reports Key Rating Guide edition.

MANAGEMENT AGREEMENT

ARTICLE VIII  -  INDEMNIFICATION AND SUBROGATION

8.1	Indemnification.

(a)
Subject to Section 8.2, Owner shall indemnify, defend (using counsel acceptable to Manager) and hold harmless Manager and its affiliates and each of their respective officers, directors, employees, stockholders, partners, agents, lenders, representatives, and contractors, and each of their respective successors and assigns, from and against any and all liabilities, obligations, claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties, deficiencies, taxes and fees, (including without limitation the fees, expenses, disbursements and investigation costs of attorneys and consultants) arising directly or indirectly out of or resulting in any way from or in connection with the Property, the management of the Property by the Manager, or the performance or exercise by the Manager of the duties, obligations, powers, or authorities herein, or hereafter granted to the Manager, except for those actions and omissions of Manager in relation to which the Manager agrees to indemnify Owner pursuant to Section 8.1(b).

(b)
Subject to Section 8.2, Manager agrees to indemnify and hold the Owner and its affiliates and each of their respective employees, officers, directors, and agents harmless from and against any and all costs, expenses, attorneys’ fees, suits, liabilities, damages, or claim for damages, in any way arising out of (i) any acts or omissions of Manager, its agents or employees which have been held to be grossly negligent and are not otherwise insured under property or liability policies, including deductibles and retentions, required to be maintained by Owner under this agreement; (ii) any failure of Manager to promptly perform in any material respect any of its obligations under this Agreement, to the extent the loss is not otherwise insured under property or liability policies, including deductibles and retentions, requires to be maintained by Owner under this agreement or provided such failure was not caused by Owner or by events beyond the reasonable control of Manager, and Owner has furnished to Manager sufficient funds to perform such obligations; or (iii) any acts of Manager beyond the scope of Manager’s authority hereunder.  However, it is agreed that, under no circumstances shall Manager be held liable to the Owner or to any other party for loss or damage arising out of alleged or actual terrorists acts.

(c)
“Indemnified Party” and “Indemnitor” shall mean the Manager and Owner, respectively, as to Section 8.1(a) and shall mean the Owner and Manager, respectively, as to Section 8.1(b).  If any action or proceeding is brought against the Indemnified Party with respect to which indemnity may be sought under this Section 8.1, the Indemnitor, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel and payment of all reasonable expenses.  The Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the Indemnitor shall not be required to pay the fees and expenses of such separate counsel, unless such separate counsel is employed with the written approval and consent of the Indemnitor.

(d)	The indemnities in this Section 8.1 shall survive the expiration or termination of this Agreement.

MANAGEMENT AGREEMENT

8.2	Waiver of Claims.

(a)
Anything in this Agreement to the contrary notwithstanding, Owner and Manager hereby waive and release each other of, and from, any and all right of recovery, claim, action, or cause of action against each other, their agents, officers, and employees, for any loss or damage that may occur to the property, improvements to the Property, or personal property within the Property, by reason of fire or the elements, or other casualty or insured peril, regardless of cause or origin, including negligence of Owner or Manager and their agents, officers, and employees, to the extent the same is to be insured against under insurance policies carried by Owner or Manager (or required to be carried by Owner or Manager hereunder), including any deductibles or self-insured retentions.  Owner and Manager agree to obtain a waiver of subrogation from the respective insurance companies which have issued policies of insurance covering all risk of direct physical loss and to have the insurance policies endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers.

(b)
For the purposes of Section 8.1(b), 8.1(c), and 8.2, the term “Owner” shall be construed as meaning Owner, Owner's Representative, Asset Manager, and their respective affiliates, directors, officers, employees, agents, and representatives.

ARTICLE IX - COSTS AND EXPENSES

9.1
Costs and Expenses of Manager.  Except as otherwise expressly provided herein, all costs and expenses incurred by or on behalf of Manager in performing its obligations hereunder shall be borne solely by Manager, including, without limitation, the following expenses or costs in connection with the operation and management of the Property:

(a)	Cost of gross salary and wages, payroll taxes, insurance, worker's compensation, pension benefits and any other benefits of Manager's supervisory and home and regional office personnel;

(b)
Standard accounting and reporting services, as described under Exhibit B, as such services are considered to be within the reasonable scope of Manager's responsibilities to Owner, and except for such services as are provided by persons for whom Manager is reimbursed pursuant to Section 9.2(a);

(c)
Cost of forms, stationery, ledgers and other supplies and equipment used in Manager's home office or regional home office, except for such items as are specifically required for, or proprietary to, the Property;

(d)	Cost or pro rata cost of telephone and general office expenses incurred on the Property by Manager for the operation and management of properties other than the Property;

(e)	Cost or pro rata cost of data-processing equipment, whether located at the Manager's home or regional office;

(f)	Cost or pro rata cost of data processing provided by computer service companies not performed for the property;

MANAGEMENT AGREEMENT

(g)
Cost of all bonuses, incentive compensation, profit sharing or any pay advances to employees employed by Manager in connection with the operation and management of the Property, except for payments to individuals specifically approved in writing by Owner in advance; or in the annual budget.

(h)	Cost of automobile purchases and/or rentals, unless the automobile is being provided by Owner;

(i)
Costs attributable to claims, losses and liabilities arising from (i) any breach of this Agreement by Manager or (ii) the negligence, recklessness, willful misconduct, fraud or criminal acts of Manager's employees, agents, contractors, subcontractors or associates;

(j)	Cost of comprehensive crime insurance purchased by Manager for its own account;

(k)	Costs for meals, travel and hotel accommodations for Manager's home or regional office personnel who travel to and from the Property, unless expressly authorized by Owner.

9.2
Reimbursement by Owner.  The following expenses or costs incurred by or on behalf of Manager in connection with the operation and management of the Property shall be reimbursable either bi-weekly (for payroll and personnel expenditures) or monthly (for all other property expenditures) by Owner by disbursement from the Bank Account to the extent they are within the Approved Budget or approved in writing by Owner and are supported by proper documentation from Manager:

(a)	Intentionally Omitted;

(b)	Cost of Worker’s Compensation Insurance (and, when required by law, compulsory Non-Occupational Disability Insurance) incurred pursuant to Section 4.3;

(c)
Cost of telecommunications, including network or Internet connectivity and maintenance, computer hardware, software and maintenance; or other financial support services related to the preparation and performance of Property related financial or service requirements; and office supplies, postage, copier, facsimile machine, courier services, lock box and other banking services and local business and license fees.

9.3
Payment of Other Costs.  Manager may make the expenditures set forth in the Approved Budget from the Bank Account, provided that Manager shall not issue a check for any purchase or work in excess of the limit on the amount authorized for non-emergency purchases and repairs in Section 1.4 without Owner's approval except in emergencies as authorized in Section 4.4.

9.4
Payment of Certain Charges Affecting the Property.  Manager shall pay all taxes and special assessments affecting the Property as they become due and before any delinquency date.  Owner shall pay all insurance premiums and mortgage payments affecting the Property, except that Owner reserves the right, at its option, to give written instructions to Manager to make any such payments from the Bank Account.

9.5
Insufficient Funds in Bank Account.  Manager shall not be required to expend any of its own funds for disbursements chargeable to Owner.  If there are insufficient funds in the Bank Account for a disbursement, Manager may, after notifying Owner of such insufficiency in writing, defer making any disbursement until Owner has furnished the funds necessary for such disbursement.

MANAGEMENT AGREEMENT

9.6
Nonpayment.  If Manager fails to make any payment when required or fails to perform any act required under this Agreement, then Owner, after 10 days' written notice to Manager (or, in the case of any emergency, without notice) and without waiving or releasing Manager from any of its obligations hereunder, may (but shall not be required to) make such payment or perform such act.  Owner shall have (in addition to any other right or remedy) the right to offset all costs and expenses incurred in exercising its rights under this Section 9.5 against any sums due or to become due to Manager, including, without limitation, the Management Fee and any costs and expenses reimbursable by Owner pursuant to Section 9.1.

ARTICLE X - COMPENSATION

10.1
Management Fee.  Owner shall pay Manager as compensation for the management services rendered hereunder a management fee (the "Management Fee") at the rate specified in Section 1.7.  Such Management Fee shall be payable during the month earned.  Manager shall withdraw such Management Fee from the Bank Account and shall account for it as required by Section 5.3.  In the event the Owner fails to pay Manager (or fails to make fund available to Manager in the Bank Account to pay Manager) the Management Fee or any reimbursement provided for in this Agreement within forty (40) days of the date due, Manager shall give Owner written notice of the expiration of such forty (40) day period and if Owner has not paid Manager or made funds available in the Bank Account to pay Manager within five (5) days of delivery of such written notice to Owner, the Owner will be charged a one (1%) percent late processing fee.

10.2
Construction Management Services.  Owner shall pay Manager as compensation for any construction management or capital improvement services requested by Owner a fee as set forth in the attached Construction Management Addendum (Exhibit C).  If Manager is not paid for construction management services, Manager shall have no obligation to supervise, bid Capital or Tenant Improvement work, collect lien releases, or to obtain certificates of insurance from General and/or Subcontractors.

ARTICLE XI - TERMINATION

11.1
Termination of Agreement.  This Agreement may be terminated prior to the expiration of the initial term or of any renewal term, as the case may be, on the following terms and conditions, it being understood and agreed, however, that termination shall relieve neither Owner nor Manager from liabilities or claims accruing and arising up to and including the date of termination:

(a)
Owner shall have the right to terminate this Agreement in the event that Manager fails in any material respect to keep, observe or perform any covenant, agreement, term or provision of this Agreement, to be kept, observed, or performed by Manager, and such default continues for a period of fifteen (15) days after written notice thereof by Owner to Manager.

(b)	In the event that the Property is sold to a party which is not affiliated with Owner, Owner shall have the right to terminate this Agreement with thirty (30) days’ prior written notice to Manager.

MANAGEMENT AGREEMENT

(c)
Owner shall have the right to terminate this Agreement if a petition for bankruptcy, reorganization or rearrangement is filed under any federal or state bankruptcy or insolvency laws by Manager, or if any such petition is filed against Manager and not removed or discharged within sixty (60) days thereafter.

(d)
Manager shall have the right to terminate this Agreement in the event Owner fails in any material respect to keep observe or perform any covenant, agreement, term or provision of this Agreement to be kept observed, or performed by Owner and such default continues for a period of fifteen (15) days after written notice thereof by Manager to Owner, or if Owner materially fails to comply with any law, regulation or ordinance relating to or affecting Owner’s ownership of the Property.

(e)
If any building on the Property is destroyed and Owner, for any reason, elects not to rebuild the building, then this Agreement shall terminate as of the date of notice to Manager that Owner has elected not to rebuild the building after such destruction.

(f)	In the event there is a condemnation of all or any substantial part of the Property, then this Agreement shall automatically terminate as of the date of such taking.

(g)	Owner or Manager may terminate this Agreement without cause at any time by providing the other with 60 days’ prior written notice.

11.2
Non-Solicitation.  If this Agreement is terminated pursuant to Sections 11.1(b), 11.1(d) or 11.1(g), then Owner and, with respect to Section 11.1(b), any purchaser of the Property, may not, directly or indirectly, for a period of one year following the date of termination, employ or solicit for employment any of Manager’s employees with whom Owner had contact in connection with this Agreement prior to the date of termination. Owner acknowledges and agrees that a breach of the provisions of this Section 11.2 could not adequately be compensated by money damages, and, therefore, Manager shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining any breach or threatened breach, and Manager shall not be required to post a bond in any proceeding brought for such purpose.  Owner further acknowledges and agrees that the provisions of this Section 11.2 are necessary and reasonable to protect Manager in the conduct of its business.  Nothing herein shall be construed as prohibiting Manager from pursuing any other remedies, at law or in equity, for any such breach or threatened breach.

ARTICLE XII - MISCELLANEOUS

12.1
Status of Manager.  It is the intention of the parties to create a relationship wherein Manager is an agent in the management, operation and maintenance of the Property.  Nothing herein contained shall be construed as creating the relationship of employer-employee or establishing any partnership or joint venture arrangement between Owner and Manager.

12.2
Notices.  Any statement, notice, recommendation, request, demand, consent or approval under this Agreement must be in writing and personally delivered or sent by overnight courier service, or sent by United States registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been given upon the date of personal delivery or the next business day following deposit with an overnight courier or five days after deposit in the United States mail, provided that in the case of communications sent by overnight courier service or United States registered or certified mail, the communication is addressed as set forth in Section 1.5 if sent to the Owner and as set forth in Section 1.6 if sent to Manager.  Either party may, by written notice, designate a different address.

MANAGEMENT AGREEMENT

12.3
Ownership of Fixtures and Personal Property.  Manager acknowledges that Owner owns all fixtures and personal property situated on or about the Property and used in or necessary for the operation, maintenance and occupancy of the Property (including, without limitation, any personal property purchased by Manager pursuant to Section 4.6), except for such items as are purchased by Manager out of its own funds and for which it is not reimbursed by Owner.

12.4
Assignment.  This Agreement shall not be assignable by Manager without the express prior written consent of Owner, except that Manager may assign this Agreement without such consent to an affiliate of Manager pursuant to a merger or reorganization of its parent company, or any subsidiary of the parent or Manager.  This Agreement shall be for the benefit of and shall be binding upon the heirs, successors and assigns of the parties hereto.

12.5
Severability.  Each provision of this Agreement is intended to be severable.  If any term or provision hereof or the application thereof to any entity or circumstance shall be determined by a court of competent jurisdiction to be illegal or unenforceable for any reason whatsoever, such term, provision or application thereof shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement or the application of such term or provision to any other entity or circumstance.

12.6
Costs of Suit.  If Owner or Manager shall institute any action or proceeding against the other relating to this Agreement, the unsuccessful party shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorneys' fees, as fixed by the court.

12.7
Waiver.  No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance of its obligations hereunder, shall be valid unless in writing.  No such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of any other obligations of such party hereunder.  The failure of any party to declare the other party in default shall not constitute a waiver by such party of its rights hereunder, irrespective of how long such failure continues.  The granting of any consent or approval in any one instance by or on behalf of Owner shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

12.8
Remedies Cumulative.  No remedy herein contained or otherwise conferred upon or reserved to Owner shall be considered exclusive of any other remedy, but such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.  Every power and remedy given by this Agreement to Owner may be exercised from time to time and as often as occasion may arise or as may be deemed expedient.

12.9
Entire Agreement.  This Agreement contains the entire agreement between the parties and supersedes all prior oral or written agreements, understandings, representations and covenants, to the extent that they are inconsistent with this Agreement.

MANAGEMENT AGREEMENT

12.10	Amendment. This Agreement may not be amended or modified except by an agreement in writing signed by the party against whom enforcement of such change or modification is sought.

12.11	Governing Law. This Agreement and the obligations of Owner and Manager shall be governed by, and construed and enforced in accordance with, the laws of the state where the Property is located.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Owner: ARC NYRR 61st Street LLC a Delaware limited liability company By: Print Name: Its	Manager: CB RICHARD ELLIS, INC., a Delaware corporation By: Print Name: Its

MANAGEMENT AGREEMENT

EXHIBIT A

SCHEDULE OF EMPLOYEES

This Exhibit A is attached to and made a part of that certain Real Estate Property Management Agreement (the "Agreement") dated as of                       executed between                                                ("Owner"), and CB Richard Ellis, Inc. ("Manager").

This schedule is to be updated and submitted for Owner's approval pursuant to Section 4.3 of the Management Agreement prior to employment of personnel for Property.

(By Job Category and Wages)

Indicate by underlining all employees previously approved.

Job Title	No. of Employees	Maximum Wage/Wk.[1]	Fringe Benefits	No. of Hrs. Wk.	Total $ Amt. Wk

Total $ Per Month Total $ Per Annum	$ TBD as per Budget $ TBD as per Budget

MANAGEMENT AGREEMENT

EXHIBIT B

ACCOUNTING SERVICES

Standard Reporting

Manager shall keep and maintain, or shall cause to be kept and maintained on a Fiscal/Calendar Year (as previously defined) proper and accurate books, records and accounts reflecting all of the financial affairs of the property transacted by Manager within an accounting system directed by Owner.  Owner shall have the right at all times during normal business hours to examine such books and accounts at the office of the Manager’s accounting department and to make such copies or extracts thereof as Owner shall desire.

Manager’s accounting records and reports will be provided in Owner’s standard report format.  Manager shall prepare and submit the following reports and statements, which reports shall (i) be on an accrual basis unless Owner directs Manager to use a different basis and, (ii) be prepared on the Owner’s MRI Platform, or other system used by Owner.

On a monthly basis, the Manager will furnish a report summarizing the financial operations of the Property (“Financial Report”).  This report will be due to the owner on the 5th Business Day of the month and will include operations for the previous month end.  The Financial Report will include the following:

(a)	Balance Sheet and Reconcilliation of Assets and Liabilities
(b)	Actual vs. Prior Month Operating Statement
(c)	Actual vs. Budget Operating Statement
(d)	Accounts Receivable Aging Report and report of follow-up with tenants and action items for all past due receivables
(e)	Rent Roll
(f)	Cash Receipts Detail
(g)	Cash Disbursement Detail
(h)	Security Deposit Ledger
(i)	Current Month General Ledger
(j)	Current Month Bank Reconciliation
(k)	Lock box and other banking services
(l)	Monthly Closing Process and Procedures provided by Owner
(m)	Year end and/or periodic Tenant CAM Reconciliation/True-Ups
(n)	SAS-70 Report Annually

Non-standard Accounting Services

If Owner requests Manager to perform accounting services in addition to the standard services provided by the Manager, there shall be an additional charge.  The cost shall be mutually agreed upon in writing prior to the delivery of these additional services.  The following are examples of additional services/reporting information that would necessitate an additional charge to the Owner:

MANAGEMENT AGREEMENT

(a)	Issuance of specially formatted or non-standard reports in place of or in addition to standard reporting.
(b)	Management of negative cash flow for the property.
(c)
Management of manual check signing process or owner co-signature requirements instead of our standard facsimile signature cartridge.  Checks will be signed on facsimile signature, but will be signed manually if this feature is not in place at the commencement of this Agreement.

(d)	Accounting for acquisition or disposition related activity in addition to standard monthly operating activity. This might include accounting for prior Owner’s receivables, or post closing pro-rations.
(e)	Management of loan funding process with Owner and lender.
(f)	Maintenance of detailed fixed asset sub-ledgers and corresponding depreciation and amortization schedules.
(g)	Maintenance of “Ownership level” or Joint Venture transactions of the property books and records.

MANAGEMENT AGREEMENT

EXHIBIT C

CONSTRUCTION MANAGEMENT ADDENDUM

THIS ADDENDUM APPLIES ONLY IF IT IS SEPARATELY SIGNED BY OWNER AND MANAGER

THIS ADDENDUM is attached to and is a part of a Real Estate Property Management Agreement dated as of                       between                                                ("Owner"), and CB Richard Ellis, Inc. ("Manager").

1.
Construction Management Fee:  In addition to the Management Fee, Manager shall be entitled to a construction management fee for the construction management services described in Section 3 of this Addendum.  The fee shall be a percentage of the cost of construction as outlined in Section 2 of this Addendum, payable 100% upon completion, or periodically based upon percentage of completion, as the parties may agree.  As used herein, “cost of construction” shall include:  all labor and supervision costs; costs of materials and supplies; contract price for all construction work performed by general contractors and subcontractors; fees, taxes or other charges levied by governmental or quasi-governmental agencies in connection with the issuance of all authorizations, approvals, licenses and permits necessary to undertake construction of the project; cost of all equipment and fixtures provided for in drawings and specifications; concrete, welding and other testing expenses; and, all architectural and engineering fees or costs.

2.	Construction Management Fee Schedule:

Construction Cost	Fee - % of Construction Cost
$0 – $25,0000	No Cost
$50,001 – $200,000	5%
$200,001 - $400,000	4%
$400,001 - $600,000	3%
Greater than $600,000	By Negotiation

3.
Description of Construction Management Services.  Construction management shall consist of coordinating, overseeing and expediting the completion of tenant improvements and other capital construction, and shall include, but not be limited to, the following:

Project Team Composition & Pre-Construction Activities

a.	Discuss Strategy for Team Composition with Client and Leasing Team
b.	Assist Leasing Team in conceptual budgets for Prospects
c.	Research existing vendors and perform pre-qualifications, (RFQ’s), for recommendation to Client
d.	Recommend specialized team members in required disciplines
e.	Issue Requests for Proposals (RFP’s) to Architects, Engineers, and other Specialty Contractors as required by project/Client
f.	Receive and analyze RFP responses and submit recommendation for Client review, approval and signature of contract(s)

MANAGEMENT AGREEMENT

g.	Prepare and Manage General Contractor bid and contract process
h.	Receive and analyze construction proposals and submit recommendation for Client review, approval and signature of contract
i.	Prepare analysis of Conceptual Plans to confirm project requirements and opportunities for Value Engineering.
j.	Direct assistance with requesting release of Vendor reserves.

Design and Construction Management

a.	Prepare analysis of Design Plans and subsequent Construction Documentation to confirm project requirements and opportunities for Value Engineering
b.	Develop Landlord/Building Management coordination plan for project requirements
c.	Establish and attend periodic site meetings with Project Team
d.	Monitor Project Schedule and progress of work and report to Client
e.	Monitor Budget and report to Client
f.	Accountability on Project Over-runs
g.	Monitor field activities and report to Client
h.	Review monthly requests for payment from Project Vendors
i.	Monitor completion of field inspections
j.	Advise Client as to expected award of TCO
k.	Conduct Punch List inspection with Architect and Client, (Architect to issue written documentation)
l.	Monitor final sign-off of Improvements
m.	Manage Close-Out of Project Vendor contracts

THIS CONSTRUCTION MANAGEMENT ADDENDUM is executed by the parties concurrently with the Real Estate Property Management Agreement referred to above.

Owner: By: Print Name: Its:	Manager: CB RICHARD ELLIS, INC., a Delaware corporation By: Print Name: Its: